Exhibit 10.24

2009 SHORT-TERM INCENTIVE PLAN

Release Date: July 1, 2009

Overview
The RCN Corporation Short Term Incentive Plan (STI Plan) is designed to recognize and reward the significant and valuable contributions made by our employees at RCN. The plan is also designed to provide incentives for employees to closely align their efforts with RCN’s short term strategic initiatives.
For 2009, we have made several changes to the STI plan to more closely align the payment of bonuses under the plan with the results of both individual markets and divisions. The STI Plan has been structured to recognize that certain employees have overlapping responsibilities between a market-based role and a segment or corporate role.
Plan Administration
The Plan has been approved by the Compensation Committee of RCN’s Board of Directors. The Plan is administered by RCN’s Human Resource and Finance teams. RCN at its sole discretion and with a written notice can modify, change, and terminate the Plan at any time during the Plan year.
Effective Date
The STI Plan is effective upon approval by the Compensation Committee of the Board of Directors of RCN. Payments will be made under the STI Plan based on financial results for the January 1, 2009 to December 31, 2009 plan year.
Eligibility
All regular full-time and part-time employees other than those employees in sales-related functions are eligible to participate in the STI Plan. Employees whose job grade ends with either a “B” or an “R” are excluded from participation in the STI Plan.
Determination of Payments under the Plan
Payments under the Plan are determined based on a combination of components, including corporate, segment, market and individual performance.
The Compensation Committee has established 2009 targets for the STI Plan based on the following components: Revenue, EBITDA, Customer Care Improvement, Gross/Net Install Revenue, and Free Cash Flow. Not all of these components will apply to the entire employee population; certain components will only apply to certain work groups.
In addition, targets have been established for individual employees.

All employees will be notified by separate communication regarding which components will apply to them, and the weighting of each of these components.
Payments under the Plan
Payments under the STI Plan will be determined following the completion of the Company’s financials results for the 2009 fiscal year, and approval by the Compensation Committee. Payments will be made as soon as practical after final approval by the Compensation Committee but not later than March 15, 2010.
Payment will be made in a single lump sum payment, subject to applicable federal, state and local tax withholding. The amount of the award under the STI Plan is based upon eligible wages from pay dates January 9, 2009 through December 24, 2009.
All participants in the Plan must be employed on the date of payment to be eligible for payment. Payments will be made based on the work group the participant is assigned to as of December 31, 2009. Participants who are on inactive status for any reason on the date of payment (for example, disability leave, FMLA leave, etc.) will receive payments under this Plan upon their return to active status. If the participant does not return to active status, the payment is forfeited.
Other conditions of the Plan
The STI Plan is not a contract, expressed or implied, guaranteeing payment or employment. The terms of the STI Plan may be amended, altered or canceled at any time. Payments under the STI Plan are not guaranteed.

3